EXHIBIT 99.2

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CONDUIT PHARMACEUTICALS LIMITED

BALANCE SHEETS

(unaudited and unreviewed, in thousands, except share amounts)

	As of June 30,	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$-	$-
Total current assets	-	-
Intangible assets – research and development	5	5
Total assets	$5	$5
Liabilities and shareholders’ deficit
Current liabilities:
Accrued professional fees	$3,681	$2,246
Accrued payroll and other current liabilities	51	338
Option liability	2,624	1,417
Total current liabilities	6,356	4,001
Convertible notes payable, carried at fair value	3,740	1,835
Deferred revenue	4,288	4,083
Convertible promissory note payable, carried at cost	845	-
Notes payable	184	175
Total liabilities	15,413	10,094
Commitments and Contingencies (Note 9)
Ordinary shares, par value $0.0001 (£0.0001) per share; 400,000,000 shares authorized; 2,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	-	-
Accumulated deficit	(15,437)	(10,764)
Accumulated other comprehensive income (loss)	29	675
Total shareholders’ deficit	(15,408)	(10,089)
Total liabilities and shareholders’ deficit	$5	$5

The accompanying notes are an integral part of these unaudited and unreviewed condensed financial statements.

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CONDUIT PHARMACEUTICALS LIMITED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and unreviewed, in thousands, except share amounts and per share data)

	Six Months Ended June 30,
	2023	2022
Operating expenses:
General and administrative expenses	$3,725	$553
Total operating expenses	3,725	553
Loss from operation	(3,725)	(553)
Other expense, net:
Other expense, net	(948)	(307)
Total other expense, net	(948)	(307)
Net loss	$(4,673)	$(860)
Net loss per share attributable to ordinary shareholders – basic and diluted	$(2,337)	$(860)
Weighted-average shares outstanding used in calculating net loss per share – basic and diluted	2,000	1,000
Comprehensive income (loss):
Foreign currency translation adjustment	(646)	661
Total comprehensive loss	$(5,319)	$(199)

The accompanying notes are an integral part of these unaudited and unreviewed condensed financial statements.

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CONDUIT PHARMACEUTICALS LIMITED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(unaudited and unreviewed, in thousands, except share amounts)

	Ordinary shares		Accumulated	Accumulated other comprehensive	Total shareholders’
	Shares	Amount	deficit	income	deficit
Balance at January 1, 2023	2,000	$-	$(10,764)	$675	$(10,089)
Foreign currency translation adjustment	-	-	-	(646)	(646)
Net loss	-	-	(4,673)	-	(4,673)
Balance at June 30, 2023	2,000	$-	$(15,437)	$29	$(15,408)

The accompanying notes are an integral part of these unaudited and unreviewed condensed financial statements.

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CONDUIT PHARMACEUTICALS LIMITED

STATEMENTS OF CASH FLOWS

(unaudited and unreviewed, in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net Loss	$(4,673)	$(860)
Adjustments to reconcile net loss to net cash flows from operating activities:
Gain on sale of equity securities	-	(36)
Loss on issuance and change in fair value of option liabilities	610	-
Loss on equity securities receivable	-	309
Change in fair value of convertible notes payable	303	30
Change in reserve for uncollectible loan	332	-
Interest expense on convertible promissory note payable	44	-
Changes in operating assets and liabilities:
Accrued expenses and other current liabilities	986	(377)
Net cash flows used in operating activities	(2,398)	(934)
Cash flows from investing activities
Proceeds from issuance of option	493	-
Issuance of loan – related party	(332)	-
Net cash flows provided by investing activities	161	-
Cash flows from financing activities
Issuance of convertible promissory note payable, carried at cost	776	-
Issuance of convertible notes payable, carried at fair value	1,455	-
Proceeds from notes payable	-	117
Proceeds from sale of equity securities	-	857
Net cash flows provided by financing activities	2,231	974
Net change in cash and cash equivalents before effect of exchange rates	(6)	40
Effect of exchange rate changes on cash and cash equivalents	6	(1)
Net increase in cash and cash equivalents	-	39
Cash and cash equivalents, at beginning of period	$-	$-
Cash and cash equivalents, ending	$-	$39
Supplemental schedule of noncash financing activities
FV of shares received and receivable related to the sale of future revenue	$-	$1,546

The accompanying notes are an integral part of these unaudited and unreviewed condensed financial statements.

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CONDUIT PHARMACEUTICALS LIMITED

NOTES TO UNREVIEWED CONDENSED FINANCIAL STATEMENTS

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Conduit Pharmaceuticals Limited, formerly known as SGS Global Limited (“Conduit” or the “Company”), was incorporated in the Cayman Islands as an exempted company in December 2018.

Conduit is a clinical-stage specialty biopharmaceutical company that was formed to facilitate the development and commercialization of clinical assets that have not been, or are not being, prioritized by leading biopharmaceutical companies in order to develop pharmaceutical products that meet the unmet medical needs of patients.

The Company’s current development pipeline includes a glucokinase activator, which is Phase II ready in autoimmune diseases including uveitis, Hashimoto’s Thyroiditis, preterm labor and renal transplant rejection. The Company’s development pipeline also includes a potent, irreversible inhibitor of human Myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility.

Merger Agreement

On September 22, 2023 (the “Closing Date”), the Company and Murphy Canyon Acquisition Corp (“MURF”) consummated the Business Combination. In connection with the Business Combination, MURF changed its name from Murphy Canyon Acquisition Corp. to Conduit Pharmaceuticals Inc.

Pursuant to the terms of the Merger Agreement, a wholly owned subsidiary of Murphy merged with the Company, with the Company continuing as the surviving company and therefore becoming, upon closing of the Business Combination, a wholly owned subsidiary of Murphy.

The Business Combination was accounted for a reverse recapitalization in accordance with U.S. GAAP. Under the reverse recapitalization method, MURF was treated as the acquired company for financial reporting purposes, and the Company, the accounting acquirer, was assumed to have issued shares of stock for the net assets of MURF, with no goodwill or other intangible assets recorded. This determination is primarily based on the following predominant factors: (i) post-closing, the Company’s shareholders are expected to have a majority of the voting power of the combined company and ability to elect the members of the combined company’s Board of Directors (“Board”); (ii) the on-going operations post-merger will comprise those of Conduit; and (iii) all of the senior management of the combined company, except for the Chief Financial Officer, will be members of the management of the Company. As a result of the Business Combination, MURF will be renamed “Conduit Pharmaceuticals Inc.” The board of directors of each MURF and Conduit have each approved the Business Combination.

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission. The functional currency of the Company is the British pound sterling. The accompanying financial statements are reported in United States Dollars, the reporting currency of the Company. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023. The accompanying unaudited and unreviewed condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Registration Statement.

Liquidity and Going Concern

Since its inception, and in line with its growth strategy, the Company has prepared its financial statements assuming it will continue as a going concern. As of June 30, 2023, and December 31, 2022, the Company had an accumulated deficit of $15.4 million and $10.8 million, respectively. For the six months ended June 30, 2023 and June 30, 2022, the Company had net losses of $4.7 million and $0.9 million, respectively, and cash used in operating activities of $2.4 million and $0.9 million, respectively. To date, the Company has not generated sufficient liquidity to fund its operations and has relied on funding through a combination of debt and equity financing. The Company has determined additional financing will be required to fund its operations for the next twelve months and the ability of the Company to continue as a going concern is dependent upon obtaining such additional financing.

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As further discussed in Note 5 – Convertible Notes Payable, in the fourth quarter of 2022 the Company approved approximately $3.7 million of Convertible Notes, of which approximately $1.9 million was issued and funded in full through the date of issuance of the financial statements. Additionally, as further discussed in the preceding section, on November 8, 2022, the Company entered into a definitive Agreement and Plan of Merger with Merger Sub and MURF, that included a private placement of an aggregate amount of $20 million of MURF’s shares of common stock which will be settled upon closing (referred to as the “PIPE”).

The Company has raised and plans on raising further funds as set out above including through the above-mentioned convertible debt as well as through the transactions contemplated by the Merger Agreement and the related PIPE transaction. There is currently no public market for the Company’s ordinary shares. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issue date of this report. These financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights. Clinical assets currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, infrastructure, and extensive compliance and reporting capabilities. Even if the Company’s efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

In addition, on March 11, 2020, the World Health Organization declared the Coronavirus Disease 2019 (“COVID-19”) a global pandemic. The pandemic has been a highly disruptive economic and societal event that remains unpredictable. Its duration and extent continue to be dependent on various developments, such as the emergence of variants to the virus that may cause additional strains of COVID-19, the administration and ultimate effectiveness of vaccines, and the eventual timeline to achieve a sufficient level of herd immunity among the general population. Accordingly, the COVID-19 pandemic may continue to have negative effects on the health of the U.S. and other economies for the foreseeable future.

As this crisis has unfolded, the Company has continued to monitor conditions and adapt its operations to meet federal, state, and local standards. The Company cannot predict the duration or severity of the COVID-19 pandemic or its ultimate impact on the broader economy or the Company’s operations and liquidity.

Due to the pandemic, all clinical trials in the United Kingdom that were not related to COVID-19 were put on hiatus for significant portions of the six months ended June 30, 2022. As a result, during the hiatus, the Company shifted its activities to focus on clinical trials related to COVID-19.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents are primarily maintained with major financial institutions in the United Kingdom and Switzerland. The Company considers cash equivalents to be short-term, highly liquid investments that (a) are readily convertible into known amounts of cash, (b) are traded and held for cash management purposes, and (c) have original maturities of three months or less at the time of purchase. The Switzerland bank accounts holding cash balances are uninsured. The Company has not experienced any losses on this account through the period ended June 30, 2023.

The Company did not hold any cash equivalents as of June 30, 2023 and December 31, 2022.

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Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Subjective and significant estimates include, but are not necessarily limited to, the inputs used to determine the fair value of convertible notes payable, the Cizzle and Vela options and the amount to reserve for the related party loan receivable. Actual results could differ materially from such estimates. Estimates and assumptions are reviewed periodically by management and changes in estimates are made as management becomes aware of changes in circumstances surrounding the estimates. The effects of changes are reflected in the financial statements in the period that they are determined.

Fair Value Measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1—Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
●	Level 2— Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.
●	Level 3—Valuations based on inputs that are unobservable. These valuations require significant judgment.

The Company’s Level 1 assets consist of cash and cash equivalents in the accompanying balance sheets and the value of accrued expenses and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

As of June 30, 2023, the Company has two financial liabilities, convertible notes that are adjusted to fair value on a recurring basis as well as two option liabilities for which the fair value is determined based on Level 3 inputs as such inputs are not readily observable. See Note 2, Note 4 and Note 5 for further information on the Company’s financial liability held at fair value.

Research and Development and Funding

Research and development expenses consist primarily of costs incurred in connection with the research and development of our product candidates and programs. Funding expenses consist primarily of costs incurred in connection with the Company providing funding to St George Street Capital (“SGSC”) to carry out its research and development activities. SGSC holds all licenses to conduct clinical research through third party pharmaceutical companies. The Company expenses research and development costs and intangible assets acquired that have no alternative future use as incurred. These expenses include:

●	expenses incurred under agreements with organizations that support the Company’s drug discovery and development activities;
●	expenses incurred in connection with the preclinical and clinical development of the Company’s product candidates and programs, including under agreements with contract research organizations, or CROs;
●	costs related to contract manufacturing organizations, or CMOs, that are primarily engaged to provide drug substance and product for our clinical trials, research and development programs, as well as investigative sites and consultants that conduct the Company’s clinical trials, nonclinical studies and other scientific development services;

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●	the costs of acquiring and manufacturing nonclinical and clinical trial materials, including manufacturing registration and validation batches;
●	employee-related expenses, including salaries, related benefits and equity-based compensation expense, for employees engaged in research and development functions;
●	costs related to compliance with quality and regulatory requirements;
●	payments made under third-party licensing agreements; and
●	direct and allocated costs related to facilities, information technology, personnel and other overhead.

Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or consumed or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel in executive management, finance, corporate and business development, and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax, and administrative consulting services; insurance costs; administrative travel expenses and other operating costs

The Company has incurred increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company. The Company anticipates that its general and administrative expenses will increase in the future as it increases its headcount to support the development of its product candidates and programs and with continued research and development activities.

Income Taxes

ASC Topic 740, Income Taxes, sets forth standards for financial presentation and disclosure of income tax liabilities and expense. Interest and penalties recognized have been classified in the statements of operations and comprehensive loss as income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

The Company is exempt from income tax in the Cayman Islands.

Net Loss per Ordinary Share Attributable to Ordinary Shareholders

The Company calculates net loss per share attributable to ordinary shareholders – basic and diluted using the two-class method under ASC Topic 260, Earnings Per Share. Basic net loss per share attributable to ordinary shareholders is computed by dividing the net loss attributable to ordinary shareholders by the number of weighted-average ordinary shares outstanding for the period. Diluted net loss attributable to ordinary shareholders is computed by adjusting net loss attributable to ordinary shareholders to reallocate undistributed earnings based on the potential impact of any dilutive securities. Diluted net loss per share attributable to ordinary shareholders is computed by dividing the diluted net loss attributable to ordinary shareholders by the number of weighted-average ordinary shares outstanding for the period including potential dilutive ordinary shares. All potentially dilutive securities have been excluded from the diluted net loss per share calculations for the periods ended June 30, 2023 and June 30, 2022, respectively, as the assumed issuance of all such potentially dilutive shares would have had an anti-dilutive effect.

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Investments in Equity Securities

Investments in equity securities that have a readily determinable fair value are reported at fair value. Changes in fair value between accounting periods are recorded in other expense, net, in the statements of operations and comprehensive loss. Realized gains or losses upon sale are recorded in other expense, net, in the statements of operations and comprehensive loss. The Company did not hold any available for sale or trading securities at the period ended June 30, 2023 or at the year ended December 31, 2022.

Intangible Assets

Intangible assets subject to amortization include a developed patent. The Company qualitatively evaluates intangible assets for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not the carrying amount of intangible assets may excess their implied fair values. The company recorded an immaterial amount for the intangible asset and an immaterial amount of amortization expense for the periods ended June 30, 2023 and June 30, 2022. As of June 30, 2023 and December 31, 2022, no indicators of impairment of the intangible asset were identified.

Related Party Loan

The loan made to a related party is stated at the principal amount of $0.7 million and $0.6 million outstanding at June 30, 2023 and December 31, 2022, respectively. The Company recorded an allowance in full of $0.7 million and $0.6 million for potential loan losses, resulting in no balance on the face of the balance sheet as of the period ended June 30, 2023 and year ended December 31, 2022, respectively. The loan carries no interest, and as such, no interest receivable is recorded. The Company has recorded a full reserve against the loan as the related party did not have the ability to repay the loans as of June 30, 2023 and December 31, 2022. The Company will analyze the reserve periodically to determine whether an adjustment to the allowance is appropriate.

Foreign Currency Translation

Monetary assets and liabilities in the functional currency, the Euro, are re-measured into the reporting currency at the rates of exchange prevailing at the reporting date. Income and expense transactions in the functional currency are re-measured into the reporting currency at the average exchange rate prevailing during the reporting period. Non-monetary items in functional currency are re-measured into the reporting currency at the historical exchange rate (i.e., the rate of exchange at the date of the transaction). The gains or losses resulting from foreign currency translation are included in the statements of operations and comprehensive loss.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that: (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

If the Business Combination were to be consummated, the surviving company will remain an emerging growth company, as defined by the Jumpstart Our Business Startups act of 2012, until the earliest of (i) the last day of the combined entity’s first fiscal year following the fifth anniversary of the completion of MURF’s initial public offering, (ii) the last day of the fiscal year in which the combined entity has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which the combined entity is deemed to be a large accelerated filer, which means the market value of the combined entity’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior December 31st or (iv) the date on which the combined entity has issued more than $1.0 billion in non-convertible debt securities during the prior three year period.

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2. Fair Value

The following table presents as of June 30, 2023 the Company’s liabilities subject to measurement at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of June 30, 2023
In thousands	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable	$-	$-	$3,740	$3,740
Option liability	$-	$-	$2,624	$2,624
Total Liabilities	$-	$-	$6,364	$6,364

The following table presents as of December 31, 2022 the Company’s liabilities subject to measurement at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2022
In thousands	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes payable	$-	$-	$1,835	$1,835
Option liability	$-	$-	$1,417	$1,417
Total Liabilities	$-	$-	$3,252	$3,252

The following table presents additional information about the convertible notes payable subject to measurement at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3) (in thousands):

Amount
Balance as of December 31, 2022	$1,835
Issuance of debt	1,459
Change in fair value	303
Foreign currency exchange impact	143
Balance as of June 30, 2023	$3,740

The convertible notes payable were valued using the fair value option and are considered Level 3 measured instruments. See Note 5 for additional information. Due to the embedded derivatives included in the convertible notes payable, the Company elected to use the fair value option. The fair value was determined based upon a probability-weighted present value approach under three scenarios that consider the provisions of the convertible notes payable. The following table outlines the range of significant unobservable inputs as of June 30, 2023 and December 31, 2022, respectively:

	Assumption
Unobservable input - Change of control	2023	2022
Probabilities of conversion provisions	10 - 90%	10 - 90%
Estimated timing of conversion	0.19 - 1.34 years	0.25 - 1.41 years
Time period to maturity	1.34 years	1.41 years
Risk-adjusted discount rate	7.8%	6.1%

Cizzle Option Liability

The option liability was valued using public market research to determine the probability of success that similar studies in the respiratory and cardiovascular disease areas and a Black-Scholes pricing model. In reviewing the public market research, the Company determined the phase transition success rates for trials similar to the Covid Asset from Phase I to Phase II was 52.7%. In applying this rate to the sale of future revenue consideration realized , the Company determined the total underlying Covid Asset values to be $2.9 million. The Company used the underlying Covid Asset value within a Black-Scholes model to determine the fair value was $1.2 million and $1.4 million at June 30, 2023 and December 31, 2022, respectively. In accordance with ASC 815, the fair value of the option will be remeasured at the end of each reporting period, with changes in fair value recorded to the statement of operations and total comprehensive loss. For the three months ended June 30, 2023, the Company recorded an option liability of $1.2 million on the balance sheet.

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Vela Option Liability

The option liability was valued using public market research to determine the probability of success that similar studies in the respiratory and cardiovascular disease areas and a Monte Carlo Simulation model. In reviewing the public market research, the Company determined the phase transition success rates for trials similar to the Covid Asset from Phase I to Phase II was 52.7%. In applying this rate to the sale of future revenue consideration realized , the Company determined the total underlying Covid Asset values to be $4.6 million. The Company used the underlying Covid Asset value within a Monte Carlo Simulation model to determine the fair value was $1.5 million at June 30, 2023. The option was issued in the second quarter of 2023, and as such, did not have a fair value at December 31, 2022. In accordance with ASC 815, the fair value of the option will be remeasured at the end of each reporting period, with changes in fair value recorded to the statement of operations and total comprehensive loss. For the six months ended June 30, 2023, the Company recorded an option liability of $1.5 million on the balance sheet.

The following table presents additional information about the option liability subject to measurement at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3) (in thousands):

Amount
Balance as of December 31, 2022	$1,417
Option issued	1,537
Change in fair value	(258)
Foreign currency exchange impact	(72)
Balance as of June 30, 2023	$2,624

During the period ended June 30, 2023, there were no transfers between Level 1 and Level 2, nor into or out of Level 3.

3. Accrued Expenses

Accrued expenses consisted of the following as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30,	December 31,
	2023	2022
Accrued expenses:
Professional service fees	$3,681	$2,246
Payroll	51	338
Total accrued expenses and other current liabilities	$3,732	$2,584

4. Liability Related to the Sale of Future Revenue

Indirect Investment Regarding the Covid Asset

On June 3, 2020, the Company entered into an agreement with SGSC for an indirect investment in the AZ Covid Asset. Under the terms of the agreement, SGSC agreed to pay the Company a royalty of 30% of sales in excess of $24.5 million (£19.2 million) of the Covid Asset should it reach the commercialization stage and generate revenue in exchange for the Company funding SGSC’s research and development efforts. As of June 30, 2023, the Company provided $0.3 million in funding to SGSC.

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Vela Technologies PLC

The Company entered into an Agreement with SGSC to approve an Indirect Investment from Vela Technologies PLC (“Vela”) on October 20, 2020, whereby Vela agreed to provide funding to the Company for an indirect investment in an asset related to COVID-19 (the “Covid Asset”) for use in the field in exchange for 8% of future revenue earned if the Covid Asset is commercialized (the “Vela Agreement”). Total consideration under the Vela Agreement was $2.9 million (£2.35 million), consisting of $1.6 million (£1.25 million) cash and the issuance of 1.1 billion ordinary shares in Vela, which based on the fair value of stock at the September 10, 2021, was $1.3 million. The Company received the $1.6 million (£1.25) million cash consideration during the year ended December 31, 2020. This consideration was recorded in deferred income as a liability on the balance sheet in accordance with ASC 470-10.

In April 2023, the Company entered into an agreement with Vela which granted Vela the right, but not the obligation, to sell its 8% royalty interest in the Covid Asset back to Conduit. Vela paid a one-time, non-refundable option fee to Conduit of $0.5 million (£0.4 million). Total consideration payable to Vela upon exercise of the option is $5.1 million (£4.0 million) worth of MURF common stock, following the consummation of the Merger, at a price per share equal to the volume-weighted average price per share over the ten (10) business days prior to the date of the notice of exercise. The option contains a provision stating that in no event shall the price per share for the consideration shares be lower than $5 or higher than $15. The option is exercisable in whole at any time from the close of the Merger (the “Effective Time”) until the earlier of (i) the date that is six (6) months from the Effective Time, and (ii) February 7, 2024, the expiration date of the term.

Cizzle Plc

On February 11, 2022, the Company entered into an agreement with Cizzle Plc (“Cizzle”) whereby Cizzle agreed to purchase a percentage of future revenue earned in the Covid Asset, should it reach the commercialization stage. Total consideration under the agreement is specified as $1.6 million (£1.2 million), consisting of the issuance of fair value of 25.0 million new ordinary shares in Cizzle on the date of the agreement and the fair value of 22.0 million shares to be issued at the earlier of Cizzle’s shareholder approval or one year from the date of the agreement. The 22.0 million shares were received by the Company in the fourth quarter of 2022 and were subsequently sold within the fourth quarter of 2022. The Company recorded a liability related to deferred revenue of $1.4 million for the consideration received from Cizzle.

The payments received for the sale of future revenue will be classified as deferred income. Under ASC 470-10-25, a seller of future revenue should evaluate whether the proceeds received should be accounted for as debt or deferred income. In assessing the factors that created rebuttable presumption of debt within the guidance, the Company determined that there were factors present to overcome the debt presumption and deferred income classification to be appropriate. The main factors the Company considered were that the transactions in form were sales, and not debt transactions. Each agreement does not guarantee a return to each purchaser, the return is based solely on future performance of the AZ Covid Asset should it reach commercialization, with neither purchaser having an involvement in generating future cash flows from the AZ Covid Asset.

The following table presents as of June 30, 2023 the Company’s liability for the sale of future revenue (in thousands):

Liability related to the sale of future royalties
December 31, 2022	$4,083
Sale of future royalties	-
Foreign currency exchange impact	205
June 30, 2023	$4,288

On December 15, 2022, the Company entered into an agreement with Cizzle whereby the Company granted Cizzle the option, but not the obligation, to sell its economic interest in the Covid Asset back to the Company. The agreement contained an option period of nine months from the date of the agreement for Cizzle to notify the Company of its intent to exercise the option to sell its economic interest in the Covid Asset. Upon closing of the agreement, Cizzle agreed to pay the Company an option fee of $0.1 million (£0.1 million). If Cizzle does exercise the right to sell its interest in the Covid Asset, consideration payable by the Company to Cizzle is $4.1 million (£3.25) million through the issuance of new Ordinary Shares in the combined entity post-Merger at the same price per share of the proposed PIPE investment in the Company by new and existing investors.

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5. Convertible Notes Payable

On May 27, 2021, the Company approved a Master Convertible Loan Note Instrument (the “2021 Convertible Loan Note Instrument”), permitting the Company to issue convertible notes in a maximum aggregate principal amount of up to $1.4 million (£1.0 million). The convertible notes issuable under the 2021 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event of a material breach by the Company of the terms of the 2021 Convertible Loan Note Instrument. In the event of a Change of Control (as defined in the 2021 Convertible Loan Note Instrument), the convertible notes issued under the 2021 Convertible Loan Note Instrument automatically convert into ordinary shares of the Company at a conversion price equal to a 20% discount to the price per share paid for the most senior class of shares in respect of such Change of Control. The Company, with consent from the noteholders, may prepay the convertible notes payable issued under the 2021 Convertible Loan Note Instrument without penalty. The convertible notes payable issued under the 2021 Convertible Loan Note Instrument are general, unsecured obligations of the Company.

On August 26, 2022, under the terms of the 2021 Convertible Loan Note Instrument, the Company issued a $0.5 million (£0.4 million) convertible note payable to an investor.

On October 6, 2022, under the terms of the 2021 Convertible Loan Note Instrument, the Company issued a $67 thousand (£50 thousand) convertible note payable to an investor. As of October 6, 2022, $1.3 million (£950,000) 2021 Convertible Loan Notes were issued and outstanding.

On November 1, 2022, the Company approved a master Convertible Loan Note Instrument (the “2022 Convertible Loan Note Instrument”), permitting the Company to issue convertible notes payable for a maximum aggregate principal amount of up to $3.3 million (£3.0 million). The convertible notes payable issuable under the 2022 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event of a material breach by the Company of the terms of the 2022 Convertible Loan Note Instrument. In the event of a Change of Control (as defined in the 2022 Convertible Loan Note Instrument), the convertible notes payable issued under the 2022 Convertible Loan Note Instrument automatically convert into ordinary shares of the Company at a conversion price equal to a 20% discount to the price per share paid for the most senior class of shares in respect of such Change of Control. The Company, with consent from the noteholders, may prepay the convertible notes payable issued under the 2022 Convertible Loan Note Instrument without penalty. The convertible notes payable issued under the 2022 Convertible Loan Note Instrument are general, unsecured obligations of the Company.

On November 16, 2022, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.4 million (£0.3 million) to an investor.

During January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.9 million (£0.8 million) to non-related third parties.

As discussed in Note 10 – Related Party Transactions, during January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.5 million (£0.4 million) to the CEO of Corvus.

The Company elected to fair value the convertible notes payable issued under the 2021 and 2022 Convertible Loan Note Instruments. At the end of each reporting period, the Company calculates the fair value of the convertible notes payable, and any changes in fair value are reported in other income, net, in the current period’s statement of operations and comprehensive loss. There has been no change in fair value from a change in credit quality. For the period ended June 30, 2023, the Company recorded a loss from the change in fair value of convertible notes payable of $0.3 million in other income, net, in its statement of operations and comprehensive less. For the period ended June 30, 2022, the Company recorded an immaterial loss from the change in fair value of convertible notes payable in other income, net, in its statement of operations and comprehensive loss. See Note 2 for additional information regarding the fair value measurement of convertible notes payable. Accrued interest

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Convertible Promissory Notes Payable

During March 2023, the Company issued a promissory convertible note payable with an aggregate principal amount of $0.8 million to a non-related third party. The note matures and is payable in full 18 months from the date of the note. The note carries 20% interest and is payable every six (6) months from the date of the note until the maturity date. The note is subject to conversion of MURF common stock upon consummation of the Business Combination prior to the maturity date. Issuance costs associated with the note were immaterial and expensed as incurred on the Company’s statement of operations and comprehensive loss. The Company has not elected the fair value option and will account for the promissory convertible note payable as a liability in accordance with ASC 480 on the Company’s balance sheet. The only subsequent measurement impact on a recurring basis until conversion (if conversion occurs) or prepayment (if prepayment occurs) will be to record the accrued interest as a liability and reduce the balances of the Note and its accrued interest for cash payments made against these balances. As of June 30, 2023, accrued interest on the convertible promissory note was $44 thousand.

The Company notes that this issuance was outside of the terms of the 2022 Convertible Loan Note Instrument.

6. Loans Payable

On May 1, 2022, the Company entered into Loan Agreements (the “Loans”) with two lenders, totaling $0.2 million. The Loans mature two years from the date of the agreement and bear no interest. Each loan was made available to the Company by the lenders in three tranches of (i) $33 thousand (£30 thousand); (ii) $33 thousand (£30 thousand) and (iii) $28 thousand (£25 thousand), totaling $0.2 million. The Loans provided for events of default, including, among others, failure to make payment, bankruptcy and non-compliance with the terms of the Loans. As of June 30, 2023 the Company utilized all three tranches of the first loan and two out of three tranches of the second loan, with total loans payable at June 30, 2023 and December 31, 2022 of $0.2 million and $0.2 million, respectively.

7. Ordinary Shares

As of June 30, 2023 and December 31, 2022, the Company has authorized the issuance of up to 400,000,000 Ordinary Shares (the “Ordinary Shares”), par value £0.0001 per share.

On November 4, 2022, the Company issued 1,000 Ordinary Shares to Corvus Capital Limited. Corvus Capital Limited subsequently transferred 775 Ordinary Shares to other investors.

As of June 30, 2023 and December 31, 2022, 2,000 Ordinary Shares were issued and outstanding. As of June 30, 2023 and June 30, 2022, no cash dividends have been declared or paid.

Holders of the Ordinary Shares are entitled to one vote per share, and to receive dividends, on and if declared by the board of directors and, upon liquidation or dissolution, are entitled to receive all assets available for distribution, subordinate to the rights, preferences, and privileges of any outstanding preferred shares (if any) with respect to dividends and in connection with liquidation, winding up and dissolution of the Company. The holders have no preemptive or other subscription rights.

8. Net Loss Per Share Attributable to Ordinary Shareholders

The following table presents the calculation of basic and diluted net loss per share attributable to holders of the Ordinary Shares (in thousands, except share amounts and per share data):

	June 30,
	2023	2022
Numerator:
Net loss and comprehensive loss	$(4,673)	$(860)
Denominator:
Weighted average number of ordinary shares outstanding - basic and diluted	2,000	1,000
Net loss per share - basic and diluted	$(2,337)	$(860)

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Since the Company was in a loss position for all periods presented, basic net loss per share attributable to holders of the Ordinary Shares is the same as diluted net loss per share attributable to holders of the Ordinary Shares for all periods presented as the inclusion of all potential Ordinary Shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would have been anti-dilutive were as follows:

June 30,
2023
Ordinary Shares potentially issuable upon conversion of convertible notes payable	3,070,000
Total	3,070,000

June 30,
2022
Ordinary Shares potentially issuable upon conversion of convertible notes payable	500,000
Total	500,000

9. Commitments and Contingencies

Legal Proceedings

The Company is subject to certain claims and contingent liabilities that arise in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.

10. Related Party Transactions

Corvus Capital Limited

Corvus Capital Limited (“Corvus”) is a significant investor in the Company through subscribing to 1,000 Ordinary Shares as of the period ended June 30, 2023. The Chief Executive Officer of Corvus is a member of Conduit’s board of directors. During the period ended September 30, 2021, the Company incurred $1.7 million (£1.3 million) in advisory fees for funding and review of a potential acquisition candidates to Corvus, which are included in general and administrative expenses in the statement of operations and comprehensive loss. As of June 30, 2023 and December 31, 2022, approximately $0.6 million of the advisory fees were not paid and were recorded to accrued expenses on the balance sheet. For the periods ended June 30, 2023 and June 30, 2022, the Company incurred travel expenses and director’s fees payable to the CEO of Corvus of approximately $0.7 million and $0.2 million, respectively. As of June 30, 2023 and December 31, 2022, the Company owed the CEO of Corvus director’s fees of approximately $0.2 million and $0.4 million, respectively. These amounts owed to the CEO of Corvus are included in accrued expenses and other current liabilities in the balance sheets. During the period ended June 30, 2022, the Company paid a family member of the CEO of Corvus approximately $33 thousand. The Company did not make any payments to the family member of the CEO of Corvus for the period ended June 30, 2023.

During January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.5 million (£0.4 million) to the CEO of Corvus. The convertible notes payable mature three years after issuance and bear 5% interest, only to be paid in the event of a material breach by the Company of the terms of the 2022 Convertible Loan Note Instrument. In the event of a Change of Control, the convertible notes payable automatically convert into ordinary shares of the Company at a conversion price equal to a 20% discount to the price per share paid for the most senior class of shares in respect of such Change of Control.

St George Street Capital

St George Street Capital is a significant investor in the Company through subscribing to 147 Ordinary Shares. The Chief Executive Officer of St George Street Capital is also the Chief Executive Officer of Conduit. Further, the Company has an Exclusive Funding Agreement (as defined below) with St George Street Capital. For the periods ended June 30, 2023 and June 30, 2022, the Company did not incur expenses to St George Street Capital. As of June 30, 2023 and December 31, 2022, the Company did not owe any amounts to St George Street Capital.

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On March 26, 2021, the Company entered into the Exclusive Funding Agreement (“Funding Agreement”) with St George Street Capital. Under the agreement, the Company has the first exclusive right, but not the obligation, to provide or procure funding for the performance or research and development projects undertaken by St George Street Capital. The Funding Agreement entitles the Company to 100% of the net revenue on projects that the Company funds by itself. As of June 30, 2023, the Company has not recognized any net revenue from the Funding Agreement. See Note 1 for discussion on research and development costs.

11. Other Expense, net

The following table presents other expense, net, for the periods ended June 30, 2023 and 2022 (in thousands):

	For the six months ended June 30,
	2023	2022
Other income:
Change in fair value of Cizzle option liability	$311	$-
Change in fair value of Vela option liability	77	-
Gain on sale of investment in equity securities	-	35
Realized foreign currency transaction gain	10	-
Total other income	$398	$35
Other expense:
Loss on Vela option	$998	$-
Change in fair value of convertible notes payable	303	30
Change in fair value of equity securities receivable	-	309
Interest expense on convertible promissory note	44	-
Placement fees	-	3
Total other expense	$1,345	$342
Total other income (expense), net	$(948)	$(307)

12. Subsequent Events

The Company has evaluated all events occurring through September 28, 2023, the date on which the financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except for the ones described below.

On September 7, 2023, the Company and Cizzle agreed to extend the option agreement term to October 25, 2023. The extension was entered into solely to provide Cizzle the opportunity post-Merger to decide whether to exercise its option.

On September 13, 2023, SGSC sold 78 shares of the Company to Nirland Limited (“Nirland”) for the amount of $2.6 million. The Company expects a portion of the proceeds raised by SGSC to be used to repay the $0.7 million outstanding loan balance due from SCSG at June 30, 2023.

As discussed in Note 1, on September 22, 2023, the Company completed the Merger with MURF. The Business Combination was accounted for a reverse recapitalization in accordance with U.S. GAAP, with MURF treated as the acquired company for financial reporting purposes, and the Company, the accounting acquirer, will be assumed to have issued shares of stock for the net assets of MURF, with no goodwill or other intangible assets recorded.

On September 26, 2023, Cizzle provided notice to the Company that it was exercising its option; however, the shares of Conduit common stock have not yet been issued to Cizzle.

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